MACOM Reports Third Quarter 2016 Financial Results

LOWELL, MA, July 26, 2016 - MACOM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (“MACOM”), a leading supplier of high-performance analog RF, microwave, millimeterwave and photonic semiconductor products, today announced its financial results for its fiscal third quarter ended July 1, 2016.
Third Quarter Fiscal Year 2016 GAAP Results

•	Revenue was $142.3 million, an increase of 6.5%, compared to $133.6 million in the prior fiscal quarter and an increase of 30.5% compared to $109.1 million in the previous year fiscal third quarter;

•
Gross profit was $74.0 million, an increase of 12.9%, compared to $65.5 million in the prior fiscal quarter and an increase of 40.9% compared to $52.5 million in the previous year fiscal third quarter;

•	Gross margin was 52.0%, compared to 49.1% in the prior fiscal quarter and 48.1% in the previous year fiscal third quarter;

•	Operating income was $10.2 million, compared to an operating loss of $7.2 million in the prior fiscal quarter and operating income of $4.4 million in the previous year fiscal third quarter; and

•
Net income from continuing operations was $21.4 million, resulting in $0.11 income per diluted share, compared to a net loss from continuing operations of $12.0 million, or $0.23 loss per share, in the prior fiscal quarter and net income from continuing operations of $1.8 million, or $0.02 income per diluted share, in the previous year fiscal third quarter.

Third Quarter Fiscal Year 2016 Adjusted Non-GAAP Results

•	Adjusted gross margin was 57.3%, compared to 58.1% in the prior fiscal quarter and 58.0% in the previous year fiscal third quarter;

•
Adjusted operating income was $34.9 million, or 24.5% of revenue, compared to $32.4 million, or 24.3% of revenue, in the prior fiscal quarter and $25.8 million, or 23.6% of revenue, in the previous year fiscal third quarter;

•
Adjusted net income was $27.9 million, or $0.51 per diluted share, compared to adjusted net income of $25.7 million, or $0.46 per diluted share, in the prior fiscal quarter and adjusted net income of $18.4 million, or $0.33 per diluted share, in the previous year fiscal third quarter; and

•	Adjusted EBITDA was $42.1 million, compared to $39.0 million for the prior fiscal quarter and $29.0 million for the previous year fiscal third quarter.
Management Commentary
John Croteau, MACOM's President and Chief Executive Officer, stated, "I am pleased to announce another quarter of solid execution and growth, with Networks up 8.6 percent sequentially on continued share expansion in Optical and strong demand for new catalog products servicing the broader Networks market. Our diversification, coupled with our leading market position in Optical, allowed us to gain market share and grow even in the presence of isolated headwinds. Revenue from the Aerospace and Defense market was essentially flat, while Multi-market was up 1.9 percent sequentially. Our catalog business spanning all end markets increased on the back of our new MMIC-based products.
 “Additionally, we continued to advance our GaN initiative and remain on track to ramp volume production programs beginning in the first half of 2017. Lastly, Aerospace and Defense is shaping up to deliver twice the growth rate of our target operating model next quarter and through fiscal 2017.”

Business Outlook
For the fiscal fourth quarter ending September 30, 2016, MACOM expects revenue to be in the range of $148 million to $152 million, adjusted gross margin between 57% and 59%, and adjusted earnings per share to be between $0.54 and $0.58 on an anticipated 56 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Tuesday, July 26, 2016 at 5:00 p.m. Eastern Time to discuss its third fiscal quarter financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 42365500.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for 5 business days. The replay number is 1-855-859-2056 with a passcode of 42365500. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.
Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained.  Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters.
Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield.
MACOM is the partner of choice to the world’s leading communications infrastructure, aerospace and defense companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of analog RF, microwave, millimeterwave and photonic semiconductor products.
MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.
Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.
MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave, and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners. For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn, or visit the MACOM YouTube Channel.
Special Note Regarding Forward-Looking Statements
This press release and our commentary in our conference call held today each contain forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, information concerning our stated business outlook and future results of operations, our expectations to ramp up volume GaN base station production programs beginning in the first half of fiscal year 2017, our expectations that our aerospace and defense business unit can deliver twice the growth rate of our target business model next quarter and through fiscal 2017, any statements concerning our expectations for our optical business or the expected outcome of our ongoing litigation against Infineon and any other statements regarding future trends, business strategies, competitive position, industry conditions, acquisitions and market opportunities. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "seeks," "should," "will," "would" or similar expressions and the negatives of those terms.
Forward-looking statements contained in this press release reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including the potential that the expected rollout of 5G network upgrades, fiber-to-the-home network technology or other new optical or other network technology deployments in China, Japan and other geographies fails to occur, occurs more slowly than we expect or does not result in the amount or type of new business we anticipate, lower than expected demand in the optical network infrastructure market or any or all of our primary end markets or from Huawei or any or all of our large OEM customers based on seasonal effects, regulatory action or inaction, macro-economic weakness or otherwise, the potential for greater than expected pricing pressure and average selling price erosion based on attempts to win or maintain market share, competitive factors, technology shifts or otherwise, the potential for inventory obsolescence and related write-offs, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, the potential loss of access to any in-licensed intellectual property or inability to license technology we may require on reasonable terms, the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, greater than expected dilutive effect on earnings of our equity issuances, outstanding indebtedness and related interest expense and other costs, our failure to realize the expected economies of scale, lowered production cost and other anticipated benefits of our previously announced GaN intellectual property licensing program, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by any customer in winning business or to make purchases from us in support of such business, lack of adoption or delayed adoption by customers and industries we serve of Active Antennas, SPAR tiles, GaN, InP lasers or other solutions offered by us, failures or delays in porting and qualifying GaN or InP process technology to our fabrication facilities or third party facilities and achieving anticipated manufacturing economies of scale, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development or new product introduction efforts, loss of key personnel to competitors or otherwise, failure of any announced transaction to close in accordance with its terms, failure to successfully integrate acquired companies, technologies or products or realize synergies associated with acquisitions, the potential that we will experience difficulties in managing the personnel and operations associated with our acquisitions, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the impact of any executed or abandoned acquisition, divestiture, joint venture, financing or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the impact of changes in export, environmental or other laws applicable to us, the relative success of our cost-savings initiatives, as well as those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2016, as filed with the SEC on April 27, 2016 and its Annual Report on Form 10-K for the fiscal year ended October 2, 2015 as filed with the SEC on November 24, 2015. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures

In addition to GAAP reporting, MACOM provides investors with financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), such as: non-GAAP gross profit and gross margin, non-GAAP income from operations and operating margin, non-GAAP net income, non-GAAP diluted earnings per share, adjusted EBITDA, and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, other costs and the tax effect of each adjustment. The non-GAAP information includes consulting agreement related to income associated with the Automotive divestiture.

Management believes that these items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to; evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The presentation of these and other similar items in our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented, because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability and share-based compensation costs, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate, and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.

Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Additional information and management’s assessment as why certain items are excluded from our Non-GAAP measures are summarized below:

Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and the expense is non-cash.

Share-Based and Non-cash Compensation Expense - includes share based compensation including awards that are equity and liability classified on our balance sheet as well as non-cash compensation expense primarily associated with amounts due to employees of an acquired business that were placed in escrow at the time of the acquisition and amortized as expense over a 2-year period. Share Based Compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and Non-Cash Compensation Expense amounts are not considered by management in making operating decisions.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing or administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Impairment Charges - includes amounts associated with our strategic decision to exit a product line and end programs with a license and technology transfer as well as certain related fixed assets and inventory. We believe these charges are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Charges- are associated with market to market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non Cash Interest Expense - includes amounts associated with the amortization of certain fees associated with the establishment of our Credit Agreement that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition and Integration Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration period and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations excluding consulting income - includes the profit and loss amounts of discontinued operations, with the exception of consulting income associated with a consulting agreement we entered into at the time of our Automotive business divestiture. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities. We do not exclude the consulting agreement income classified as discontinued operations because management views this income as part of our ongoing operations and correlated with future operations.

Other - includes historical amounts primarily associated with the impairment of minority investment of $3.5 million during the second fiscal quarter of 2015 as well as income associated with transition service agreements entered in connection with divested businesses. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our Adjusted Non-GAAP cash tax rate associated with our Adjusted Non-GAAP income over a period of time. These adjustments have resulted in an estimated Adjusted Non-GAAP cash tax rate of 15% and 18% for our fiscal years 2016 and 2015, respectively. We believe it is beneficial for our management to review Adjusted Non-GAAP cash tax rate on a consistent basis over periods of time. Certain items including many of the items noted above may have a significant impact on our US GAAP tax expense and associated tax rate during a specific period of time.

Adjusted EBITDA - is a calculation that adds interest income taxes and depreciation expense to our Adjusted Non-GAAP Net Income. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Robert J. McMullan
Senior Vice President and Chief Financial Officer
P: 978-656-2753
E: bob.mcmullan@macom.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	July 1,	April 1,	July 3,	July 1,	July 3,
	2016	2016	2015	2016	2015
Revenue	$142,288	$133,579	$109,058	$391,641	$308,045
Cost of revenue	68,326	68,054	56,562	191,836	161,416
Gross profit	73,962	65,525	52,496	199,805	146,629
Operating expenses:
Research and development	26,064	26,203	20,965	77,589	60,186
Selling, general and administrative	35,866	34,617	26,592	105,169	80,067
Impairment charges	760	11,005	—	11,765	—
Restructuring charges	1,092	851	558	2,100	971
Total operating expenses	63,782	72,676	48,115	196,623	141,224
Income (loss) from operations	10,180	(7,151)	4,381	3,182	5,405
Other income (expense):
Warrant liability gain (expense)	15,339	(4,201)	546	(3,741)	(15,671)
Interest expense, net	(4,363)	(4,408)	(4,505)	(13,117)	(13,951)
Other income (expense), net	16	(81)	(225)	36	(1,227)
Total other income (expense)	10,992	(8,690)	(4,184)	(16,822)	(30,849)

Income (loss) before income taxes	21,172	(15,841)	197	(13,640)	(25,444)
Income tax benefit	(181)	(3,796)	(1,559)	(6,178)	(6,059)
Income (loss) from continuing operations	21,353	(12,045)	1,756	(7,462)	(19,385)
Income from discontinued operations	1,199	1,396	6,271	3,794	13,568
Net income (loss)	$22,552	$(10,649)	$8,027	$(3,668)	$(5,817)

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.40	$(0.23)	$0.03	$(0.14)	$(0.38)
Income from discontinued operations	0.02	0.03	0.12	0.07	0.27
Income (loss) per share - basic	$0.42	$(0.20)	$0.15	$(0.07)	$(0.12)

Diluted:
Income (loss) from continuing operations	$0.11	$(0.23)	$0.02	$(0.14)	$(0.38)
Income from discontinued operations	0.02	0.03	0.11	0.07	0.27
Income (loss) per share - diluted	$0.13	$(0.20)	$0.14	$(0.07)	$(0.12)

Shares - Basic	53,516	53,228	53,098	53,253	50,433
Shares - Diluted	55,288	53,228	55,174	53,253	50,433

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	July 1,	October 2,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$66,842	$122,312
Short term investments	23,726	39,557
Accounts receivable, net	91,962	83,950
Inventories	117,078	79,943
Deferred income taxes (1)	—	31,431
Income tax receivable	16,123	15,854
Prepaids and other current assets	12,353	11,172
Total current assets	328,084	384,219
Property and equipment, net	100,452	83,759
Goodwill and intangible assets, net	388,700	337,012
Deferred income taxes	83,900	48,239
Other long-term assets	12,015	13,022
TOTAL ASSETS	$913,151	$866,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of debt obligations	$4,513	$4,058
Accounts payable, accrued liabilities and other	73,624	67,418
Total current liabilities	78,137	71,476
Long-term debt obligations, less current portion	340,581	340,504
Common stock warrant liability	25,563	21,822
Deferred income taxes	14,293	—
Long-term liabilities and other	7,945	7,916
Total liabilities	466,519	441,718
Stockholders' equity	446,632	424,533
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$913,151	$866,251

(1) During the second quarter of fiscal 2016, we early-adopted Accounting Standards Update (ASU) No. 2015-17, Balance Sheet Classification
of Deferred Taxes, and applied ASU 2015-17 on a prospective basis.  This standard requires that all deferred tax assets and liabilities, and any related valuation allowance, be classified as noncurrent on the balance sheet.  As of the second quarter of fiscal 2016, we included $31.4 million of current deferred income tax assets with our noncurrent deferred income tax assets; no adjustments were made to deferred tax liabilities.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended
	July 1,	July 3,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,668)	$(5,817)
Adjustments to reconcile loss to net operating cash	91,282	86,208
Change in operating assets and liabilities	(33,267)	(52,196)
Net cash from operating activities	54,347	28,195
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(85,516)	(208,352)
Purchases, sales and maturities of investments	15,412	(250)
Gain on disposition of business	3,750	—
Strategic investments	—	1,500
Purchases of property and equipment	(24,100)	(32,488)
Acquisition of intellectual property	(777)	(2,483)
Net cash used in investing activities	(91,231)	(242,073)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable	(12,178)	(3,997)
Proceeds from stock offering	—	127,697
Proceeds from stock option exercises and employee stock purchases	5,336	5,329
Repurchase of common stock	(9,966)	(7,919)
Borrowings on revolving facility	—	100,000
Payments on revolving facility	—	(100,000)
Other financing activities	(1,195)	(39)
Net cash from financing activities	(18,003)	121,071
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(583)	(401)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(55,470)	(93,208)
CASH AND CASH EQUIVALENTS — Beginning of period	122,312	173,895
CASH AND CASH EQUIVALENTS — End of period	$66,842	$80,687

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$73,962	52.0	$65,525	49.1	$52,496	48.1	$199,805	51.0	$146,629	47.6
Amortization expense	6,440	4.5	6,642	5.0	6,932	6.4	20,249	5.2	19,638	6.4
Share-based and non-cash compensation	685	0.5	691	0.5	512	0.5	1,918	0.5	1,668	0.5
Impairment and restructuring charges	—	—	1,950	1.5	—	—	1,950	0.5	—	—
Acquisition and integration related costs	422	0.3	2,748	2.1	2,951	2.7	3,102	0.8	7,676	2.5
Other	—	—	—	—	396	0.4	—	—	1,625	0.5
Adjusted gross profit (NonGAAP)	$81,509	57.3	$77,556	58.1	$63,287	58.0	$227,024	58.0	$177,236	57.5

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$63,782	44.8	$72,676	54.4	$48,115	44.1	$196,623	50.2	$141,224	45.8
Amortization expense	(6,415)	(4.5)	(6,304)	(4.7)	(3,201)	(2.9)	(17,142)	(4.4)	(7,350)	(2.4)
Share-based and non-cash compensation	(6,206)	(4.4)	(7,717)	(5.8)	(6,704)	(6.1)	(24,806)	(6.3)	(21,231)	(6.9)
Impairment and restructuring charges	(1,852)	(1.3)	(11,856)	(8.9)	(558)	(0.5)	(13,865)	(3.5)	(971)	(0.3)
Litigation costs	(818)	(0.6)	(232)	(0.2)	21	—	(1,159)	(0.3)	(745)	(0.2)
Acquisition and integration related costs	(1,911)	(1.3)	(1,413)	(1.1)	(171)	(0.2)	(7,637)	(2.0)	(4,398)	(1.4)
Adjusted operating expenses (NonGAAP)	$46,580	32.7	$45,154	33.8	$37,502	34.4	$132,015	33.7	$106,529	34.6

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$10,180	7.2	$(7,151)	(5.4)	$4,381	4.0	$3,182	0.8	$5,405	1.8
Amortization expense	12,855	9.0	12,946	9.7	10,133	9.3	37,391	9.5	26,991	8.8
Share-based and non-cash compensation	6,891	4.8	8,409	6.3	7,216	6.6	26,723	6.8	22,899	7.4
Impairment and restructuring charges	1,852	1.3	13,806	10.3	558	0.5	15,815	4.0	971	0.3
Litigation costs	817	0.6	232	0.2	(21)	—	1,157	0.3	745	0.2
Acquisition and integration related costs	2,334	1.6	4,160	3.1	3,518	3.2	10,740	2.7	13,696	4.4
Adjusted income from operations (NonGAAP)	$34,929	24.5	$32,402	24.3	$25,785	23.6	$95,008	24.3	$70,707	23.0
Depreciation expense	5,278	3.7	4,840	3.6	3,253	3.0	14,021	3.6	10,342	3.4
Other income (expense), net	1,890	1.3	1,792	1.3	—	—	5,637	1.4	—	—
Adjusted EBITDA	$42,097	29.6	$39,034	29.2	$29,038	26.6	$114,666	29.3	$81,049	26.3

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$22,552	15.8	$(10,649)	(8.0)	$8,027	7.4	$(3,668)	(0.9)	$(5,817)	(1.9)
Amortization expense	12,855	9.0	12,946	9.7	10,133	9.3	37,391	9.5	26,991	8.8
Share-based and non-cash compensation	6,891	4.8	8,409	6.3	7,216	6.6	26,723	6.8	22,899	7.4
Impairment and restructuring charges	1,852	1.3	13,806	10.3	558	0.5	15,815	4.0	971	0.3
Warrant liability expense (gain)	(15,339)	(10.8)	4,201	3.1	(546)	(0.5)	3,741	1.0	15,671	5.1
Non-cash interest	405	0.3	425	0.3	405	0.4	1,228	0.3	1,247	0.4
Litigation costs	817	0.6	232	0.2	(21)	—	1,157	0.3	745	0.2
Acquisition and integration related costs	2,334	1.6	4,158	3.1	3,518	3.2	10,717	2.7	11,696	3.8
Discontinued operations	676	0.5	479	0.4	(6,271)	(5.8)	1,831	0.4	(13,567)	(4.4)
Other	—	—	—	—	225	0.2	—	—	3,226	1.0
Tax effect of non-GAAP adjustments	(5,111)	(3.6)	(8,327)	(6.2)	(4,812)	(4.4)	(19,491)	(5.0)	(14,760)	(4.8)
Adjusted net income (NonGAAP)	$27,932	19.6	$25,680	19.2	$18,432	16.9	$75,445	19.3	$49,302	16.0

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net income (loss) - GAAP	22,552		(10,649)		8,027		(3,668)		(5,817)
Warrant liability gain	(15,339)		—		(546)		—		—
Net income (loss) - diluted	$7,213	$0.13	$(10,649)	$(0.20)	$7,481	$0.14	$(3,668)	$(0.07)	$(5,817)	$(0.12)
Adjusted (NonGAAP)	$27,932	$0.51	$25,680	$0.46	$18,432	$0.33	$75,445	$1.37	$49,302	$0.94

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Shares		Shares		Shares		Shares		Shares
Diluted shares - GAAP	53,516		53,228		53,098		53,253		50,433
Incremental shares	1,772		2,139		2,076		2,007		2,127
Adjusted diluted shares (NonGAAP)	55,288		55,367		55,174		55,260		52,560

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense- GAAP	4,477	3.1	4,478	3.4	4,505	4.1	13,430	3.4	13,951	4.5
Non-cash interest expense	(405)	(0.3)	(425)	(0.3)	(405)	(0.4)	(1,228)	(0.3)	(1,247)	(0.4)
Adjusted Interest Expense (NonGAAP)	$4,072	2.9	$4,053	3.0	$4,100	3.8	$12,202	3.1	$12,704	4.1

	Three Months Ended						Nine Months Ended
	July 1, 2016		April 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	19,249	13.5	19,584	14.7	26,763	24.5	54,347	13.9	28,195	9.2
Capital expenditures	(7,138)	(5.0)	(11,033)	(8.3)	(19,348)	(17.7)	(24,877)	(6.4)	(34,971)	(11.4)
Free cash flow	$12,111	8.5	$8,551	6.4	$7,415	6.8	$29,470	7.5	$(6,776)	(2.2)

	Three Months Ended
	July 1, 2016	April 1, 2016	January 1, 2016
	Amount	Amount	Amount
Revenue - GAAP	142,288	133,579	115,774
FiBest and Aeroflex/Metelics revenue	20,052	18,780	4,577
Adjusted revenue - excluding acquisitions (NonGAAP)	122,236	114,799	111,197

Sequential growth %	85%	20%

Adjusted gross profit (NonGAAP)	81,509	77,556	67,959
FiBest and Aeroflex/Metelics gross profit	6,195	3,605	1,234
Adjusted gross profit - excluding acquisitions (NonGAAP)	75,314	73,951	66,725
Adjusted gross margin (NonGAAP)	62%	64%	60%